EXHIBIT 97

Consumer Portfolio Services, Inc.

Incentive Compensation Recovery Policy (the “Policy”)

(as adopted by the Board of Directors on December 1, 2023)

1. Recovery. If Consumer Portfolio Services, Inc. (the “Company”) is required to prepare a Restatement, the Company’s board of directors (the “Board”) shall, unless the Board determines it to be Impracticable, take reasonably prompt action to recover all Recoverable Compensation from any Covered Person. Subject to applicable law, the Board may seek to recover Recoverable Compensation by requiring a Covered Person to repay such amount to the Company; by adding “holdback” or deferral policies to incentive compensation; by adding post-vesting “holding” or “no transfer” policies to equity awards; by set-off of a Covered Person’s other compensation; by reducing future compensation; or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set against any Covered Person that may be available under applicable law or otherwise (whether implemented prior to or after adoption of this Policy).

2. Administration of Policy. The Board shall have full authority to administer, amend or terminate this Policy. The Board shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive. The Board may delegate any of its powers under this Policy to the Compensation Committee of the Board or any subcommittee or delegate thereof.

3. No Indemnification. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, no Covered Person shall be indemnified against the loss of any Recoverable Compensation.

4. Disclosures. The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the U.S. Securities and Exchange Commission (the “SEC”) (including, without limitation, Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any applicable exchange listing standard.

5. Definitions. In addition to terms otherwise defined in this Policy, the following terms, when used in this Policy, shall have the following meanings:

“Applicable Period” means the three completed fiscal years immediately preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

“Covered Person” means any person who receives Recoverable Compensation.

“Executive Officer” includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s affiliates) who performs similar policy-making functions for the Company. Executive Officer also includes executive officers of the Company identified pursuant to Item 401(b) of Regulation S-K.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (“TSR”) are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission.

“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable exchange listing standard, the Compensation Committee determines that recovery of the Incentive-Based Compensation is impracticable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in recovering the Incentive-Based Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Incentive-Based Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of Incentive-Based Compensation would cause a tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

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“Incentive-Based Compensation” includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Received” – Incentive-Based Compensation is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Compensation” means all Incentive-Based Compensation (calculated on a pre-tax basis) Received after October 2, 2023 by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the Financial Performing Measures, as reflected in the Restatement. With respect to Incentive-Based Compensation based on stock price or TSR, when the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received (the Company must maintain documentation of the determination of that reasonable estimate and provide such documents to the applicable national securities exchange).

“Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement).

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